Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”), dated March 19, 2018 (the “Effective Date”), by and between BOXLIGHT CORPORATION, a Nevada corporation (the “Corporation”) and TAKESHA BROWN, an individual residing at 1076 Garner Creek Drive SW, Lilburn, GA 30047 (the “CFO”).

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto intending to be bound hereby, it is hereinafter agreed as follows:

1. Term. The Corporation hereby employs the CFO, and the CFO hereby accepts employment, for term commencing on Effective Date hereof and, subject to earlier termination as provided in Section 5 hereof, continuing for the period commencing on the Effective Date through March 31, 2019 (the “Initial Term”); which Initial Term may be renewed or extended by mutual agreement of the Corporation and the CFO (such Initial Term, as the same may be so renewed or extended, being hereinafter sometimes called the “Term of Employment”). The CFO shall perform the services specified herein, all upon the terms and conditions hereinafter stated. This Agreement may be extended only upon the written consent of the parties hereto.

2. Duties and Responsibilities.

General. The CFO shall serve as the CFO of the Corporation and subject to the general direction and control of the Board of Directors of the Corporation (the “Board of Directors”) the Executive shall have responsibility for the overall day-to-day operation of the Corporation. In addition, the CFO shall have such other duties as are normally associated with and inherent in the executive capacity in which the CFO will be serving.

a. Time. The CFO shall devote her professional and business time, attention and energy to the Business (as defined herein) of the Corporation as necessary and appropriate to meet the requirements directed by the CEO and further the interests of the Corporation. As used herein, the term “Business” shall mean and include the development and selling of education products and services. The Company understands CFO may have other investments and interests that do not compete with the Corporation.

c. Business Opportunities. The CFO covenants and agrees that if, during the Term of Employment, the CFO shall access an investment or business opportunity that is directly related to the Business of the Corporation (a “Business Opportunity”), the CFO shall submit full details of such Business Opportunity to the CEO of the Corporation, and such Business Opportunity shall be the sole property of the Corporation. The CFO and companies affiliated with the CFO agree not to engage in any business activities that directly competes with the Corporation.

3. Salary and Bonus.

a. Base Salary. During the period commencing on the Effective Date and ending December 31, 2020, the Corporation shall pay to the CFO a salary (the “Base Salary”) at an annual rate of One Hundred and Sixty-Five Thousand ($165,000) Dollars.

b. Bonuses. During the Term of Employment, the CEO shall evaluate the performance of the Executive and, if deemed appropriate by the CEO, the Executive shall be awarded each quarter a cash bonus in the amount of Twelve Thousand Five Hundred Dollars ($12,500), beginning on the quarter ending June 30, 2018.

4. Incentive Awards and Fringe Benefits.

a. Stock Options. In addition to (and not in lieu of) the Base Salary, the Corporation shall grant to the CFO employee stock options (vesting in equal monthly installments over a one-year period, commencing on March 19, 2018 (the “Grant Date”)), entitling the CFO to purchase shares of Common Stock of the Corporation which shall represent Thirty Five Thousand (35,000) shares, pursuant to the Corporation’s 2014 Stock Incentive Plan (the “2014 Plan”), with a twelve-month vesting schedule. Upon termination, the CFO shall have one year from the termination date to exercise any vested options.

b. Benefit Plans. In addition to the other compensation payable to the CFO hereunder, and except as otherwise set forth herein, the CFO shall be eligible to participate in all pension, profit sharing, retirement savings plan, 401K or other similar benefit, medical, disability and other employee benefit plans and programs generally provided by the Corporation to its senior staff from time to time hereafter (other than those provided pursuant to separately negotiated individual employment agreements or arrangements), subject to, and to the extent the CFO is eligible for the respective terms of such benefit plans and programs.

c. Expenses. During the Term of Employment, the Corporation shall pay or reimburse the CFO, upon submission of appropriate documentation by her, for all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations, subscription services, event fees, office expenses, and the like incurred by her in the interest of the Business.

d. Vacation. The CFO shall be entitled to five (5) weeks annual paid vacation days and twelve (12) paid holidays per calendar year in accordance with Corporation policies.

e. Insurance. During the Term of Employment, the Executive shall be entitled to participate in any group insurance plan, including health insurance, term life insurance, and disability insurance policies (collectively, “Corporation Plans”) from time to time maintained by the Corporation; provided that such insurance can be obtained on economically reasonable terms. The Corporation agrees to pay or reimburse the full amount of CFO’s premiums for disability, accident, death and dismemberment and/or life insurance coverage in the Corporation Plans. Should the Corporation not have an applicable Corporation Plan, the CFO shall be reimbursed for any economically reasonable health and welfare insurance premiums paid by the CFO.

f. Continuing Education. The Corporation shall pay for continuing education expenses as selected by the CFO subject to an annual limit of $5,000. Attendance of such continuing education, not to exceed 5 business days, shall not constitute vacation time.

5. Termination; Change of Control.

a. Death. If the CFO shall die prior to the expiration of the Term of Employment, the Corporation shall have no further obligation hereunder, other than to the CFO or her estate except to pay to the CFO’s estate the amount of the CFO’s Base Salary accrued to the date of her death. Such payment shall be made promptly after the date of death to the CFO’s estate.

b. Disability. If prior to the expiration of the Term of Employment, the CFO shall be prevented, during a continuous period of ninety (90) days (the “Disability Period”), from performing her duties by reason of “disability,” the Corporation may terminate this Agreement, in which event the CFO shall receive: (i) her Base Salary accrued to the date upon which any determination of disability shall have been made as hereinafter provided, and continuing until the date on which disability income payments commence under the Company’s long term disability plan (or the beginning of Social Security disability income, if sooner), which Base Salary payment may be reduced by the amount of any disability income payments the CFO may receive in connection with such occurrence of disability during the Disability Period under any policy or plan carried or maintained by the Corporation and under which the CFO is a beneficiary or participant. The CFO shall continue to have the right to receive the greater of her Current Benefits, or benefits, if any, under any Corporation Plans, but only in accordance with the terms of such plan or policy as they apply to persons whose employment has been terminated as a result of an employee’s permanent disability. Such payments shall be made to the CFO in accordance with its normal payroll policies and schedule.

For purposes of this Agreement, the CFO shall be deemed to have become disabled when the Corporation, upon the diagnosis of a reputable, licensed physician of the Corporation’s choice, in consultation with the CFO’s primary physician, shall have determined that the CFO shall have become unable to perform her duties under this Agreement, whether due to physical or mental incapacity or to infirmity caused by chronic alcoholism or drug use (excluding infrequent and temporary absences due to ordinary illness); provided that such incapacity shall have continued uninterrupted for a period of not less than ninety (90) days.

c. Cause. Notwithstanding any other provision of this Agreement, if prior to the expiration of the Term of Employment, the Corporation shall have the right to discharge the CFO “for Cause,” as defined below, then this Agreement shall terminate effective upon such discharge, and upon such termination, neither the Corporation nor any other member of the Corporation shall have any further obligation to the CFO or her estate, except that the Corporation will cause the Corporation to pay to the CFO, within thirty (30) days of such termination, or in the event of her subsequent death, her estate, an amount equal to the CFO’s Base Salary, as provided in Section 3 hereof, accrued to the date of termination. In addition, the CFO shall not, after the date of termination, be entitled to receive any further Current Benefits, or other benefits, if any, under any Corporation Plans. In the event of termination of the CFO’s employment for Cause, neither the Corporation nor any member of the Corporation shall be obligated to pay, and the CFO shall not be entitled to receive, any Bonus.

For the purposes hereof, the term “Cause” shall mean and be limited to a discharge resulting from any one of the following:

(i) the CFO’s conviction of a felony or any other crime involving moral turpitude,

(ii) a breach by the CFO of her fiduciary duties to the Corporation as specified herein, or

(iii) the CFO’s failure or refusal to follow the lawful polices or directives established by the CEO; provided that in the case of clauses (ii) or (iii) above, the CEO shall have first given written notice thereof to the CFO on each occasion describing in reasonable detail of the alleged breach, failure or refusal, and such breach or willful failure or refusal to follow written lawful policies or directives shall remain uncured for a period of thirty (30) days following receipt of each such notice.

d. Termination Without Cause. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, the Corporation may terminate the employment of the CFO at any time without Cause (a “Non-Cause Termination”); provided that the Corporation shall pay to the CFO severance pay equal to Twelve (12) months of the Base Salary then in effect (the “Severance Payment”), payable in equal monthly installments over the twelve-month period following such Non-Cause Termination.

e. Other Reasons for Termination.

The CFO may terminate this Agreement prior to the end of the Term of Employment either (A) upon thirty (30) days written notice with Good Reason (“Termination with Good Reason”), or (B) for any or no reason by providing three (3) months’ advance written notice is given by the CFO to the Corporation.

As used herein, the term “Termination for Good Reason” shall mean: (a) a material reduction in the scope of the CFO’s title, authority, duties or responsibilities in effect as of the Effective Date, which reduction is not remedied by the Corporation within thirty (30) days after notification to the Corporation containing a reasonably detailed description of such reduction; (b) the Corporation’s breach of any material obligation owed to the CFO under this Agreement, including any Base Salary or; provided that the CFO has given the Corporation notice thereof describing in reasonable detail the alleged breach or failure, and the Corporation has failed to cure such breach or failure within a period of thirty (30) days following receipt of such notice.

In the event of a Termination Without Cause initiated by the CFO, the Corporation shall pay to the CFO, or in the event of his death, to his estate, the amount of the CFO’s Base Salary accrued to the date of termination. In the event of a Termination With Good Reason initiated by the CFO, the Corporation shall additionally pay to the CFO one full year’s Base Salary. The amounts set forth in this Section 5e shall be paid in full within thirty (30) days of the date of termination of employment.

f. Public Notice.

The Corporation and CFO shall mutually agree on any public communications regarding the cancellation of this Agreement by either party. Neither party shall defame, disparage or denigrate the other in public statements.

6. Certain Covenants of the CFO.

a. Confidential Information. The CFO acknowledges that in the course of his employment with the Corporation she may receive certain information, knowledge and data concerning the Business of the Corporation and its affiliates or pertaining to any individual, firm, corporation, partnership, joint venture, business, organization, entity or other person which the Corporation may do business with during the Term of Employment, which is not in the public domain, including but not limited to trade secrets, employee records, names and lists of suppliers and customers, programs, statistics, processes, techniques, pricing, marketing, software and designs, or any other matters, and all other confidential information of the Corporation and its and affiliates acquired in connection with your employment (hereinafter referred to collectively as “Confidential Information”), which the Corporation and its affiliates desire to protect. The CFO understands that such Confidential Information is confidential, and she agrees not to reveal or disclose or otherwise make accessible such Confidential Information to anyone outside of the Corporation or any affiliate and their respective officers, employees, directors, consultants or agents, so long as the confidential or secret nature of such Confidential Information shall continue, whether or not he is employed by the Corporation, except as may be required by law, regulation or court order.

b. Return of Information. At such time as the CFO shall cease to be employed by the Corporation or the Corporation for whatever reason or at any other time the Corporation may reasonably request, he shall promptly deliver and surrender to the Corporation all papers, memoranda, notes, records, reports, sketches, specifications, designs and other documents, writings (and all copies thereof), and other property produced by her or coming into her possession by or through her employment hereunder and relating to the Confidential Information referred to in this Section 6 or otherwise to the Business, and the CFO agrees that all such materials will at all times remain the property of the Corporation.

c. Non-Competition Agreement. CFO acknowledges that the agreements and covenants contained in this Section 6(c) are essential to protect the business, goodwill, trade secrets and confidential information of the Corporation and are appropriate in scope and the Business is conducted in the United States (the “Territory”). CFO covenants and agrees that during the period commencing on the Effective Date and ending on the earlier of the CFO’s termination of employment for Good Reason or the second (2nd) anniversary following CFO’s termination of employment by the Company Without Cause or by the CFO without Good Reason (the “Restricted Period”), CFO shall not, directly or indirectly, (i) engage in any related business activity in the Territory that competes with the Business; (ii) render any services to any person for use in competing with the Corporation in connection with the Business in the Territory; or (iii) have an interest in any person engaged in any business that competes with the Corporation in connection with the Business in the Territory, directly or indirectly, in any capacity, including as a partner, member, officer, director, manger, principal, agent, trustee or consultant or any other relationship or capacity; provided, however, that each Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person which are publicly traded if such Restricted Party (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person; or (iv) interfere with business relationships (whether formed heretofore or hereafter) between Buyer or any of its Affiliates and customers, suppliers or prospects of the Business.

d. Agreement Not to Solicit. For so long as the CFO shall be employed with the Corporation and for a period of two (2) years following the termination of this Agreement for any reason, the CFO agrees that she will not, either directly or indirectly, through any person, firm, association, corporation, partnership, agency or other business entity or person with which he is now or may hereafter become associated, (i) cause or induce any present or future employee of the Corporation to leave the employ of the Corporation or any affiliate to accept employment with the CFO or with such person, firm, association or corporation, agency or other business entity or (ii) solicit any person or entity which is a customer of the Corporation for the purpose of directly or indirectly furnishing services competitive with the Corporation.

e. Scope. It is expressly agreed that if any restrictions set forth in this Section 6 are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining restrictions herein contained shall, nevertheless, remain effective, and this Agreement, or any portion thereof, shall be considered to be amended so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the business or geographical scope of such restrictions to any portion of the business or geographic areas described above to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.

f. Specific Performance. The CFO acknowledges that a remedy at law for any breach or attempted breach of Section 6 of this Agreement may be inadequate, agrees that the Corporation shall be entitled to seek specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

7. Indemnification. Throughout the Term of Employment, the Corporation hereby agrees to maintain officers and directors’ liability insurance with one or more recognized insurance carriers in an amount of not less than Five Million ($5,000,000) and to cover the CFO under all of such policies and to provide indemnity to the CFO, in his capacity described in this Agreement, to the fullest extent provided under Georgia Law as provided herein. In addition, throughout the Term of Employment, the Corporation hereby agrees to agree to indemnify, defend and hold harmless the CFO and his Affiliates and, if applicable, the directors, officers, shareholders, employees, attorneys, accountants, agents and representatives of any affiliate of the CFO and the heirs, successors and assigns of the CFO or his affiliates (collectively, the “Indemnified Parties”) to the fullest extent permitted under Georgia law, from and against any and all claims, liabilities, costs, expenses, including without limitation the payment by the Corporation of all legal fees, court costs and filing fees, as incurred by the CFO (collectively, “Claims”), based upon, arising out of or otherwise in respect of (i) any act of omission or commission by the Corporation or its board of directors, (ii) the failure of the Corporation to perform or observe fully any covenant, agreement or provision to be performed or observed by the Corporation to any third party, or (iii) any third-party Claim arising out of or in connection with the operation of the Business of the Corporation.

8. Severability. In case of any term, phrase, clause, Section, section, restriction, covenant, or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that the same are meant to be several, and shall not defeat or impair the remaining provisions hereof.

9. Waiver. The waiver by the Corporation of a breach of any provision of this Agreement by the CFO shall not operate or be construed as a waiver of any subsequent or continuing breach of this Agreement by the CFO.

10. Assignment; Binding Affect. This Agreement may not be assigned under any circumstances by either party. Neither the CFO nor her estate shall have any right to commute, encumber or dispose any rights to receive payments hereunder, it being agreed that such payment and the right thereto are nonassignable and nontransferable. Subject to the provisions of this Section 9 this Agreement shall be binding upon and inure to the benefit of the parties hereto, the CFO’s heirs and personal representatives, and the successors and assigns of the Corporation.

11. Amendments. This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

12. Entire Agreement; Amendment; Governing Law. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the matters covered hereby. Only an instrument in writing executed by the parties hereto may amend this Agreement.

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. All actions and proceedings arising out of or relating to this Agreement shall be brought by the parties and heard and determined only in a Federal or state court located in the City of Atlanta and State of Georgia and the parties hereto consent to jurisdiction before and waive any objections to the venue of such Federal and New York courts. The parties hereto agree to accept service of process in connection with any such action or proceeding in any manner permitted for a notice hereunder.

14. Attorneys’ Fees. Except as otherwise provided in Section 7 above, in the event that any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal and costs incurred in bringing such suit or proceeding.

15. Headings. All descriptive headings of the several Sections or Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument. Facsimile and pdf signatures hereto shall have the same validity as original signatures hereto.

17. Representations and Warranties. (a) CFO represents and warrants to Corporation that (i) CFO is under no contractual or other restriction or obligation which is inconsistent with his execution of this Agreement or performance of her duties hereunder, (ii) CFO has no physical or mental disability that would hinder her performance of her duties under this Agreement, and (iii) she has had the opportunity to consult with an attorney of his choosing in connection with the negotiation of this Agreement.

18. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by certified mail, by personal delivery or by overnight courier to the CFO at her residence (as set forth in Corporation’s corporate records) or to the Corporation at its principal office and shall be effective upon receipt, if by personal delivery, three (3) business days after mailing, if sent by certified mail or one (1) business day after deposit with an overnight courier.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year first above written.

CORPORATION:

BOXLIGHT CORPORATION

By:
Name:	Mark Elliott
Title:	CEO

CFO:

TAKESHA BROWN